Exhibit 99.1

PRESS RELEASE Contact: eLoyalty Corporation Steve Pollema, Vice President, Operations and Chief Financial Officer (847) 582-7100 ir@eloyalty.com	eLoyalty Corporation 150 Field Drive, Suite 250 Lake Forest, Illinois 60045 www.eloyalty.com t 847.582.7000 f 847.582.7001

eLoyalty Reports Third Quarter 2007 Results

LAKE FOREST, IL, November 7, 2007 – eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise CRM services and solutions company, today announced financial results for the third quarter ended September 29, 2007.

For the third quarter of 2007, total revenue was $26.6 million and the net loss was $4.3 million. The net loss available to common shareholders was $0.55 per share. eLoyalty realized an “Adjusted Earnings1” loss of $1.5 million for the third quarter of 2007. Adjusted Earnings is a non-GAAP measure. For a reconciliation of Adjusted Earnings loss to operating loss, see the accompanying schedule.

The following is a summary of revenue by major component:

	Three Months Ended		Nine Months Ended
(000's)	9/29/2007	9/30/2006	9/29/2007	9/30/2006
Revenue:
Consulting services	$12,622	$11,137	$39,605	$32,517
Managed services	9,839	8,348	28,334	19,470

Services revenue	22,461	19,485	67,939	51,987
Product	2,909	5,165	8,672	11,002

Net revenue	25,370	24,650	76,611	62,989
Reimbursed expenses	1,243	1,266	3,894	3,104

Total revenue	$26,613	$25,916	$80,505	$66,093

Third Quarter Overview

Our third quarter revenue was approximately $1.0 million below our internal target. The primary reason for this shortfall was lower than expected revenue in our traditional CRM and Integrated Contact Solutions (previously referred to as CIPCC) Service Lines as a result of lower revenue at several large accounts and later than anticipated start dates at several new Integrated Contact Solutions customers.

In spite of the lower than expected Consulting services revenue in the third quarter, we continue to make progress transforming our business model. Highlights for the third quarter of 2007 include:

•	Record $3.4 million of Behavioral Analytics™ revenue

•	Record $9.8 million of Managed Services revenue

•	Record 60% of our Services Revenue came from Behavioral Analytics™ and Integrated Contact Solutions

Company Strategy and Expense Management

The basic premises of eLoyalty’s strategy are as follows:

•	Build strong position in two compelling niches: Behavioral Analytics™ and Integrated Contact Solutions; and

•	Deploy a unique delivery model that combines managed services and consulting to produce significant benefits for our clients

These strategies have driven significant growth since the beginning of 2006. Comparing the third quarter of 2007 to the first quarter of 2006:

•	Behavioral Analytics™ and Integrated Contact Solutions quarterly revenue has increased 128%, from $5.9 million to $13.5 million

•	The percentage of our Services revenue coming from these new service lines has grown from 35% to 60%

•	Managed services quarterly revenue has increased 89%, from $5.2 million to $9.8 million

•	The percentage of our Services revenue coming from Managed services has grown from 31% to 44%

Growing the Integrated Contact Solutions and Behavioral Analytics™ Service Lines continues to require significant investment. In particular, we invested in excess of $2 million in Behavioral Analytics™ in the third quarter of 2007. We believe it is appropriate to maintain, and possibly, increase, this level of investment based on our current pipeline of Behavioral AnalyticsTM and the large market opportunity it represents.

Based on these results, strong client references and the positive outlook for these market niches, we remain confident in our basic strategies. At the same time, we believe it is appropriate to more tightly manage our expenses as these market opportunities gradually emerge. Towards that end, we have taken a number of expense management actions that will reduce our cash expense run rate by approximately $1.0 million in the fourth quarter.

Expense Classification Changes

In the first quarter of 2007, eLoyalty began to classify certain expenses that had been previously reported within Cost of Services as Selling, General, and Administrative expense. We believe this revised classification will provide a clearer understanding of the key profit/loss drivers and investments in our business. These changes are the result of the ongoing evolution of our business model from Consulting to Managed services and the investments we are making to build market share and competitive advantage with our Behavioral Analytics™ service line. The changes, which will be reflected prospectively in our Income Statement, are as follows:

•	Costs associated with Behavioral Analytics™ solution development and certain other Managed services administrative and support costs

•	Non-billable costs associated with our vertical industry teams, made up of industry experts, account partners, and project managers

•	Costs associated with overall delivery management and administrative support personnel

The impact of these changes in the third quarter of 2007 decreased Cost of Services and, correspondingly, increased Selling, General, and Administrative expense by $4.7 million.

The impact of these changes in the second quarter of 2007 decreased Cost of Services and, correspondingly, increased Selling, General, and Administrative expense by $4.8 million.

Current Business Outlook

eLoyalty provides guidance for Services revenue only, as Product revenue from the sale of third-party software and hardware can fluctuate substantially between periods and is not a primary focus of the Company’s business.

Fourth quarter revenue will be adversely impacted by the seasonal slowdown in Consulting services and by elongated sales cycles at eLoyalty’s Financial Services clients and prospects. The Company’s guidance for the fourth quarter of 2007 is to achieve Services revenue of $22.5 million. The Company’s objective is to achieve this target, and not to exceed or fall below the target by more than 5%.

Conference Call Information

eLoyalty management will host a conference call at 5:00 p.m. ET on Wednesday, November 7, 2007. A webcast of the conference call and slide presentation will be available live via the Internet at the Investor Relations section of eLoyalty’s web site at http://www.eloyalty.com/investor/ where this press release, as well as other financial information that will be discussed on that call, is also available. For those who cannot access the live broadcast, or the continued availability on eLoyalty’s website, a replay of the conference call will also be available beginning approximately two hours after the call is completed until November 21, 2007, by dialing (800) 642-1687 or, for international callers, (706) 645-9291. To access the replay, participants will be required to enter the Conference ID of 19635018.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include Behavioral Analytics™, Integrated Contact Solutions and Consulting Services, aligned to enable focused business transformation.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in eLoyalty’s Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. eLoyalty does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

1	eLoyalty presents Adjusted Earnings, a non-GAAP measure that represents cash earnings performance, excluding the impact of non-cash expenses and expense reduction activities, because management believes that Adjusted Earnings provide investors with a better understanding of the results of eLoyalty’s operations. Management believes that Adjusted Earnings reflect eLoyalty’s resources available to invest in its business and strengthen its balance sheet. In addition, expense reduction activities can vary significantly between periods on the basis of factors that management does not believe reflect current-period operating performance. Although similar adjustments for expense reduction activities may be recorded in future periods, the size and frequency of these adjustments cannot be predicted. The Adjusted Earnings measure should be considered in addition to, not as a substitute for or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
Revenue:
Services	$22,461	$19,485	$67,939	$51,987
Product	2,909	5,165	8,672	11,002

Revenue before reimbursed expenses (net revenue)	25,370	24,650	76,611	62,989
Reimbursed expenses	1,243	1,266	3,894	3,104

Total revenue	26,613	25,916	80,505	66,093
Operating Expenses:
Cost of services	14,945	14,232	44,906	42,864
Cost of product	2,169	3,208	6,601	7,924

Cost of revenue before reimbursed expenses	17,114	17,440	51,507	50,788
Reimbursed expenses	1,243	1,266	3,894	3,104

Total cost of revenue, exclusive of depreciation and amortization shown below:	18,357	18,706	55,401	53,892
Selling, general and administrative	11,959	6,406	36,486	18,761
Severance and related costs	5	385	5	730
Depreciation and amortization	913	641	2,634	1,718

Total operating expenses	31,234	26,138	94,526	75,101

Operating loss	(4,621)	(222)	(14,021)	(9,008)
Interest and other income (expense), net	281	224	1,199	483

(Loss) income before income taxes	(4,340)	2	(12,822)	(8,525)
Income tax provision	(6)	(6)	(8)	(57)

Net loss	(4,346)	(4)	(12,830)	(8,582)
Dividends related to Series B preferred stock	(341)	(366)	(1,070)	(1,098)

Net loss available to common stockholders	$(4,687)	$(370)	$(13,900)	$(9,680)

Basic net loss per common share	$(0.55)	$(0.05)	$(1.68)	$(1.45)

Diluted net loss per common share	$(0.55)	$(0.05)	$(1.68)	$(1.45)

Shares used to calculate basic net loss per share	8,578	6,792	8,272	6,694

Shares used to calculate diluted net loss per share	8,578	6,792	8,272	6,694

Non-cash compensation, primarily restricted stock, included in individual line items above:
Cost of services	$187	$438	$743	$1,051
Selling, general and administrative	2,066	611	7,572	1,561

eLoyalty Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share data)

	September 29, 2007	December 30, 2006
ASSETS:
Current Assets:
Cash and cash equivalents	$24,496	$31,645
Restricted cash	1,283	283
Receivables, (net of allowances of $93 and $ 93)	13,259	12,816
Prepaid expenses	7,757	5,352
Other current assets	1,648	2,125

Total current assets	48,443	52,221
Equipment and leasehold improvements, net	6,297	4,793
Goodwill	2,643	2,643
Intangibles, net	804	1,034
Other long-term assets	4,295	3,877

Total assets	$62,482	$64,568

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$4,782	$4,247
Accrued compensation and related costs	4,614	3,479
Unearned revenue	11,199	7,435
Other current liabilities	3,089	4,420

Total current liabilities	23,684	19,581
Long-term unearned revenue	6,795	5,411
Other long-term liabilities	442	60

Total liabilities	30,921	25,052

Redeemable Series B convertible preferred stock, $0.01 par value; 5,000,000 shares authorized and designated; 3,752,591 and 4,098,369 shares issued and outstanding with a liquidation preference of $ 19,473 and $21,633 at September 29, 2007 and December 30, 2006, respectively	19,138	20,902
Stockholders’ Equity:
Preferred stock, $0.01 par value; 35,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 9,927,352 and 9,078,794 shares issued at September 29, 2007 and December 30, 2006; and 9,818,643 and 9,078,794 outstanding at September 29, 2007 and December 30, 2006, respectively	100	91
Additional paid-in capital	170,558	162,059
Accumulated deficit	(152,640)	(139,810)
Treasury stock, at cost, 108,709 shares at September 29, 2007	(2,163)	—
Accumulated other comprehensive loss	(3,432)	(3,726)

Total stockholders’ equity	12,423	18,614

Total liabilities and stockholders’ equity	$62,482	$64,568

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	For the Nine Months Ended
	Sept. 29, 2007	Sept. 30, 2006
Cash Flows from Operating Activities:
Net loss	$(12,830)	$(8,582)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,634	1,718
Non-cash compensation	8,315	2,612
Provision for uncollectible amounts	152	—
Changes in assets and liabilities:
Receivables	(473)	(2,356)
Prepaid expenses	(2,802)	(5,648)
Other assets	922	(2,062)
Accounts payable	527	1,892
Accrued compensation and related costs	1,078	(656)
Unearned revenue	5,051	7,360
Other liabilities	(1,117)	1,135

Net cash provided by (used in) operating activities	1,457	(4,587)

Cash Flows from Investing Activities:
Sale of short-term investments	—	4,000
Capital expenditures and other	(3,384)	(3,071)

Net cash (used in) provided by investing activities	(3,384)	929

Cash Flows from Financing Activities:
Acquisition of treasury stock	(3,069)	—
Payment of Series B dividends	(1,465)	(1,464)
Proceeds from stock compensation and employee stock purchase plans	379	38
(Increase) decrease in restricted cash	(1,000)	221
Other	24	—

Net cash used in financing activities	(5,131)	(1,205)

Effect of exchange rate changes on cash and cash equivalents	(91)	260

Decrease in cash and cash equivalents	(7,149)	(4,603)
Cash and cash equivalents, beginning of period	31,645	17,851

Cash and cash equivalents, end of period	$24,496	$13,248

Non-Cash Investing and Financing Transactions:
Capital lease obligations incurred	$528	$—
Capital equipment purchased on credit	528	—
Change in net unrealized security gain	387	—
Supplemental Disclosures of Cash Flow Information:
Cash refunded for income taxes, net	$1,155	$—

eLoyalty Corporation

CALCULATION OF ADJUSTED EARNINGS MEASURE

(Unaudited and in thousands)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 29, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
GAAP — Operating loss	$(4,621)	$(222)	$(14,021)	$(9,008)
Add back (reduce) the effect of:
Non-cash compensation	2,253	1,049	8,315	2,612
Severance and related costs	5	385	5	730
Depreciation and amortization	913	641	2,634	1,718

Adjusted earnings measure — (loss) income	$(1,450)	$1,853	$(3,067)	$(3,948)